Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Exterran Holdings, Inc.’s Registration Statements No. 333-145589, No. 333-145558, No. 333-165146, No. 333-170528, No. 333-176050 and No. 333-177747 on Form S-8 of our reports dated February 26, 2013, relating to the financial statements and financial statement schedule of Exterran Holdings, Inc. and the effectiveness of Exterran Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Exterran Holdings, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 26, 2013